Exhibit 99.1

Immediate Release

July 21, 2009

VIST Financial Corp. Announces Second Quarter Results and Corresponding Dividend Action Impacted by FDIC Assessment and Loan Loss Reserve

Wyomissing, PA: VIST Financial Corp. (“Company”) (NASDAQ: VIST) reported net income for the six months ended June 30, 2009 of $24,000, a 99.2% decrease over net income of $3,027,000 for the same period in 2008.  The Company also reported a net loss for the three months ended June 30, 2009 of $1,585,000, a 208.0% decrease over net income of $1,468,000 for the same period in 2008.  Total revenue for the six months ended June 30, 2009 was $41,026,000 as compared to $42,500,000 for the same period in 2008, a 3.5% decrease.  Total revenue for the three months ended June 30, 2009 was $19,967,000 as compared to $21,083,000 for the same period in 2008, a 5.3% decrease.

The Company also reported that, based on the net loss for the second quarter and the advisability of preserving capital under the present economic circumstances, the board of directors decided to reduce the third quarter cash dividend on the Company’s common stock to $0.05 per share to shareholders of record August 3, 2009 payable August 14, 2009.

Commenting on the second quarter 2009, Robert D. Davis, President and Chief Executive Officer of VIST Financial Corp. said, “Our second quarter and year to date performance through the first six months of 2009 continue to reflect the economic headwinds faced by VIST Financial and all financial services firms.  Despite these economic challenges, our company continues to be well capitalized at both the holding company and bank level which will allow our company to successfully navigate through the balance of 2009 and beyond.”  On the cash dividend action, Mr. Davis said, “We are very respectful of our history at VIST Financial of paying dividends and we will look to increase the dividend as soon as

VIST BANK	VIST CAPITAL MANAGEMENT	VIST INSURANCE	VIST MORTGAGE

prudent.  In addition to the strength of our capital, we continue to maintain stable core earnings net of extraordinary charges.”

Davis continued, “The entire financial services industry and VIST continue to focus on asset quality.  During the second quarter, we were able to reduce other real estate owned by $4.4 million from March 31, 2009, as anticipated, however two large commercial construction and development credits totaling $10.9 million moved into the non-accrual loan category.  Current appraisals have been completed on these properties and the results of these appraisals place the overall current loan-to-value ratio at approximately 77%.  As a result of these two loans and an overall increase in our non-performing assets coupled with a weak economy, it was necessary for us to add to our allowance for loan losses by $4.3 million in the second quarter.”

Davis continued, “In addition to the large provision for loan losses, we incurred other specific charges in the second quarter.  Included in the operating results for the quarter were significant costs of $580,000 related to a special industry-wide FDIC deposit insurance assessment, severance costs of $133,000 related to the Company’s cost reduction initiatives and an other than temporary impairment charge (“OTTI”) of $322,000 related to an available for sale trust preferred security.”

Davis concluded, “Recognizing the challenges that remain in our regional economy and its clear impact on segments on our commercial and consumer customers we are committed to delivering on our ultimate responsibility to maximize shareholder return.”

Net Interest Income

For the six months ended June 30, 2009, net interest income before the provision for loan losses decreased 5.2% to $16,754,000 compared to $17,665,000 for the same period in 2008.  The decrease in net interest income for the six months resulted from a 6.9% decrease in total interest income to $30,854,000 from $33,135,000 and an 8.9% reduction in total interest expense to $14,100,000 from $15,470,000.  For the three months ended June 30, 2009, net interest income before the provision for loan losses decreased 8.8% to $8,267,000 compared to $9,060,000 for the same period in 2008.  The decrease in net interest income for the three months resulted from a 6.3% decrease in total interest income to $15,313,000 from $16,348,000 and a 3.3% reduction in total interest expense to $7,046,000 from $7,288,000.

The decrease in total interest income for the three and six months ended June 30, 2009 resulted primarily from lower interest rates compared to the same periods in 2008.  Average earning assets for the three and six month periods ended June 30, 2009 increased $89,445,000 and $96,280,000, respectively, compared to the same periods in 2008 due primarily to growth in commercial and consumer loans and available for sale investment securities.

The reduction in total interest expense for the three and six months ended June 30, 2009 resulted primarily from lower interest rates compared to the same periods in 2008.  Average interest-bearing liabilities for the three and six months ended June 30, 2009 increased $79,493,000 and $84,512,000, respectively, compared to the same periods in 2008.  The increases in interest-bearing liabilities are due primarily from an increase in average interest-bearing deposits for the three and six months ended June 30, 2009 of $170,210,000 and $163,327,000, respectively, offset by a net decrease in average short term borrowings and average long term borrowings for the three and six months ended June 30, 2009 of $90,487,000 and $78,442,000, respectively, partially offset by an increase in average securities sold under agreements to repurchase.

The provision for loan losses for the six months ended June 30, 2009 was $5,125,000 compared to $2,060,000 for the same period in 2008.  The provision for loan losses for the three months ended June 30, 2009 was $4,300,000 compared to $1,650,000 for the same period in 2008.  As of June 30, 2009, the allowance for loan losses was $12,029,000 compared to $8,124,000 as of December 31, 2008, an annualized increase of 96.1%.  The increase in the provision is due primarily to economic conditions, an increase in outstanding loans, and the result of management’s evaluation and classification of the credit quality of the loan portfolio utilizing a qualitative and quantitative internal loan review process.  At June 30, 2009, total non-performing loans were $22,536,000 or 2.5% of total loans compared to $10,844,000 or 1.2% of total loans at December 31, 2008.  As discussed earlier, the $11,692,000 increase in non-performing loans was due primarily to two commercial construction and development credits totaling approximately $10,887,000.  Management considers the current allowance for loan losses adequate as of June 30, 2009.

Net interest income after the provision for loan losses for the three and six months ended June 30, 2009 was $3,967,000 and $11,629,000, respectively, as compared to $7,410,000 and $15,605,000, respectively, for the same periods in 2008.

For the six months ended June 30, 2009, the net interest margin on a fully taxable equivalent basis was 3.11% as compared to 3.55% for the same period in 2008.  For the three months ended June 30, 2009, the net interest margin on a fully taxable equivalent basis was 3.03% as compared to 3.58% for the same period in 2008.  The decrease in net interest margin for the comparative six and three month periods ended June 30, 2009 was due mainly to lower yields on commercial and consumer loans as a result of decreases in short-term interest rates over the same periods in 2008.

Non-Interest Income

Total non-interest income for the six months ended June 30, 2009 increased 8.6% to $10,172,000 compared to $9,365,000 for the same period in 2008.  Total non-interest income for the three months ended June 30, 2009 decreased 1.7% to $4,654,000 compared to $4,735,000 for the same period in 2008.

For the six months ended June 30, 2009, customer service fees decreased to $1,254,000 from $1,296,000, or 3.2%, for the same period in 2008.  For the three months ended June 30, 2009, service charges on deposits decreased to $596,000 from $676,000, or 11.8%, for the same period in 2008.  The decrease for the comparative six and three month periods is due primarily to a decrease in commercial account analysis fees and non-sufficient funds charges.

For the six months ended June 30, 2009, revenue from mortgage banking activity increased to $675,000 from $665,000, or 1.5%, for the same period in 2008.  For the three months ended June 30, 2009, revenue from mortgage banking activity increased to $408,000 from $342,000, or 19.3%, for the same period in 2008.  The increase for the comparative six and three month periods is primarily due to an increase in the volume of loans sold into the secondary mortgage market.  The Company operates its mortgage banking activities through VIST Mortgage, a division of VIST Bank.

For the six months ended June 30, 2009, revenue from commissions and fees from insurance sales increased 9.6% to $5,994,000 compared to $5,471,000 for the same period in 2008.  For the three months ended June 30, 2009, revenue from commissions and fees from insurance sales increased 8.9% to $3,036,000 compared to $2,787,000 for the same period in 2008.  The increase for the comparative six and three month periods is mainly attributed to an increase in commission income on group insurance products due to the acquisition of Fisher Benefits Consulting in September 2008.  VIST Insurance, LLC is a wholly owned subsidiary of the Company.

For the six months ended June 30, 2009, revenue from brokerage and investment advisory commissions and fee activity increased to $482,000 from $464,000, or 3.9%, for the same period in 2008.  For the three months ended June 30, 2009, revenue from brokerage and investment advisory commissions and fee activity decreased to $152,000 from $227,000, or 33.0%, for the same period in 2008.  Fluctuations for the comparative six and three month periods is due primarily to the volume of investment advisory services offered through VIST Capital Management, LLC, a wholly owned subsidiary of the Company.

For the six months ended June 30, 2009, earnings on investment in life insurance decreased to $184,000 from $332,000, or 44.6%, for the same period in 2008.  For the three months ended June 30, 2009, earnings on investment in life insurance decreased to $108,000 from $164,000, or 34.1%, for the same period in 2008.  The decrease for the comparative six and three month periods is due primarily to decreased earnings credited on the Company’s bank owned life insurance (“BOLI”).

For the six months ended June 30, 2009, other income including gain on sale of loans increased to $1,620,000 from $935,000, or 73.3%, for the same period in 2008.  For the three months ended June 30, 2009, other income including gain on sale of loans increased to $550,000 from $478,000, or 15.1%, for the same period in 2008.  The increase for the comparative six and three month periods is due primarily to a settlement of a previously accrued contingent payment occurring in the first quarter and an increase in network interchange income.

Net securities losses were $37,000 for the six months ended June 30, 2009 compared to net securities gains of $202,000 for the same period in 2008.  Net securities losses were $196,000 for the three months ended June 30, 2009 compared to net securities gains of $61,000 for the same period in 2008.  Net securities losses for the comparative six and three month periods were due primarily to a $322,000 OTTI charge on one of the Company’s available for sale trust preferred investment securities.

Non-Interest Expense

Total non-interest expense for the six months ended June 30, 2009 increased 5.8% to $22,846,000 compared to $21,600,000 for the same period in 2008.  Total non-interest expense for the three months ended June 30, 2009 increased 10.0% to $11,567,000 compared to $10,513,000 for the same period in 2008.

Salaries and benefits were $11,442,000 for the six months ended June 30, 2009, an increase of 2.8% compared to $11,128,000 for the same period in 2008.  Salaries and benefits were $5,754,000 for the three months ended June 30, 2009, an increase of 6.6% compared to $5,398,000 for the same period in 2008.  Included in salaries and benefits for the six months ended June 30, 2009 and 2008 were stock-based compensation costs of $77,000 and $172,000, respectively.  Included in salaries and benefits for the three months ended June 30, 2009 and 2008 were stock-based compensation costs of $56,000 and $95,000, respectively.  Included in salaries and benefits for the six and three months ended June 30, 2009 were severance costs of $133,000 relating to corporate-wide cost reduction initiatives.  Total commissions paid for the six months ended June 30, 2009 and 2008 were $736,000 and $900,000, respectively.  Total commissions paid for the three months ended June 30, 2009 and 2008 were $353,000 and $511,000, respectively.

For the six months ended June 30, 2009, occupancy expense and furniture and equipment expense decreased to $3,190,000 from $3,543,000, or 10.0%, for the same period in 2008.  For the three months ended June 30, 2009, occupancy expense and furniture and equipment expense decreased to $1,515,000 from $1,742,000, or 13.0%, for the same period in 2008.  The decrease for the comparative six and three month periods is due primarily to a decrease in building lease expense and equipment depreciation expense.

For the six months ended June 30, 2009, marketing and advertising expense decreased to $605,000 from $1,136,000, or 46.7%, for the same period in 2008.  For the three months ended June 30, 2009, advertising and marketing expense decreased to $335,000 from $479,000, or 30.1%, for the same period in 2008.  The decrease for the comparative six and three month periods is due primarily to a reduction in marketing costs associated with market research, media space, media production and special events.

For the six months ended June 30, 2009, professional services expense increased to $1,374,000 from $1,078,000, or 27.5%, for the same period in 2008.  For the three months ended June 30, 2009, professional services expense decreased to $482,000 from $543,000, or 11.2%, for the same period in 2008.  The increase for the comparative six month periods is due primarily to an increase in legal fees associated with a litigation settlement related to a previously accrued contingent payment, outsourcing of the Company’s internal audit function and other general Company business.

For the six months ended June 30, 2009, outside processing expense increased to $2,037,000 from $1,632,000, or 24.8%, for the same period in 2008.  For the three months ended June 30, 2009, outside processing expense increased to $1,086,000 from $812,000, or 33.7%, for the same period in 2008.  The increase for the comparative six and three month periods is due primarily to costs incurred for computer services and network fees.

For the six months ended June 30, 2009, insurance expense increased to $1,428,000 from $545,000, or 162.0%, for the same period in 2008.  For the three months ended June 30, 2009, insurance expense increased to $984,000 from $274,000, or 259.1%, for the same period in 2008.  The increase in insurance expense for the comparative six and three month periods is due primarily to higher FDIC deposit insurance premiums resulting from the implementation of a new FDIC risk-related premium assessment.  Additionally, the increase in insurance expense for the comparative three month periods is impacted by a special industry-wide FDIC deposit insurance premium assessment of $580,000.

Income Tax Expense

Income tax benefit for the six months ended June 30, 2009 was $1,069,000, a 411.7% decrease as compared to income tax expense of $343,000 for the six months ended June 30, 2008.  Income tax benefit for the three months ended June 30, 2009 was $1,361,000, a 930.0% decrease as compared to income tax expense of $164,000 for the three months ended June 30, 2008.  Included in income tax expense for the six and three months ended June 30, 2009 and 2008 is a federal tax benefit from a $5,000,000 investment in an affordable housing, corporate tax credit limited partnership.

Earnings Per Share

Diluted (loss) per common share for the six months ended June 30, 2009 were ($0.14) on average shares outstanding of 5,763,648, a 126.4% decrease as compared to diluted earnings per common share of $0.53 on average shares outstanding of 5,696,650 for the six months ended June 30, 2008.  Diluted (loss) per common share for the three months ended June 30, 2009 were ($0.35) on average shares outstanding of 5,791,023, a 234.6% decrease as compared to diluted earnings per common share of $0.26 on average shares outstanding of 5,705,042 for the three months ended June 30, 2008.

Assets, Liabilities and Equity

Total assets as of June 30, 2009 increased $31,879,000, or 5.2% annualized, to $1,256,743,000 compared to $1,224,864,000 at December 31, 2008.  Total loans as of June 30, 2009 increased $931,000, or 0.2% annualized, to $887,236,000 compared to $886,305,000 at December 31, 2008.  Total deposits as of June 30, 2009 increased $97,314,000, or 22.9% annualized, to $947,914,000 compared to $850,600,000 at December 31, 2008.  Total borrowings as of June 30, 2009 decreased $63,357,000, or 52.1% annualized, to $179,864,000 compared to $243,221,000 at December 31, 2008.

Shareholders’ equity as of June 30, 2009 decreased $1,695,000, or 2.8% annualized, to $120,794,000 compared to $122,489,000 at December 31, 2008.  Included in shareholders’ equity is an unrealized loss position on available for sale securities, net of taxes, as of June 30, 2009 of $9,233,000 compared to an unrealized loss position on available for sale securities, net of taxes, of $8,600,000 at December 31, 2008.

Quarterly Shareholder and Investor Conference Call

VIST Financial will host a quarterly shareholder and investor conference call on Wednesday, July 22, 2009 at 8:30 a.m. EDT.  Interested parties can join the conference call and ask questions by dialing 888.857.6930 or listening through the computer by clicking on the following link:

http://tinyurl.com/ldax8l

The conference call can also be accessed through a link located under the Investor Relations page within VIST Financial Corp’s website:  http://www.VISTfc.com.

The conference call will be archived for 90 days and will be available at the link above and on the Company’s Investor Relations webpage.

VIST Financial Corp. is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments and wealth management services throughout Berks, Southern Schuylkill, Montgomery, Delaware and Philadelphia Counties.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except share data)

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Federal funds sold	$19,950	$—
Investment securities and interest bearing cash	238,212	235,760
Mortgage loans held for sale	5,888	2,283
Loans:
Commercial loans	702,044	701,964
Consumer loans	140,602	136,713
Mortgage loans	44,590	47,628
Total loans	$887,236	$886,305

Earning assets	$1,151,286	$1,124,348
Total assets	1,256,743	1,224,864

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	111,231	108,645
NOW, money market and savings	375,118	307,210
Time deposits	461,565	434,745
Total deposits	$947,914	$850,600

Federal funds purchased	$—	$53,424
Securities sold under agreements to repurchase	124,875	120,086

Long-term debt	35,000	50,000
Junior subordinated debt	19,989	19,711
Shareholders’ equity	$120,794	$122,489

Actual common shares outstanding	5,794,200	5,700,075
Book value per common share	$16.50	$17.10

	Asset Quality Data
	As Of and For The Period Ended
	Six Months	Twelve Months
	June 30,	December 31,
	2009	2008
	(unaudited)
Non-accrual loans	$22,428	$10,704
Loans past due 90 days or more still accruing	108	140
Total non-performing loans	22,536	10,844
Other real estate owned	2,238	263
Total non-performing assets	$24,774	$11,107

Renegotiated troubled debt	2,592	285

Loans outstanding at end of period	$887,236	$886,305
Allowance for loan losses	12,029	8,124

Net charge-offs to average loans (annualized)	0.27%	0.46%
Allowance for loan losses as a percent of total loans	1.36%	0.92%
Allowance for loan losses as a percent of total non-performing loans	53.39%	74.92%

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands)

	Average Balances		Average Balances
	For the Three Months Ended		For the Six Months Ended
	(unaudited)		(unaudited)
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Assets
Federal funds sold	$13,298	$—	$9,981	$—
Investment securities and interest bearing cash	245,954	211,574	240,248	204,798
Mortgage loans held for sale	5,643	1,752	4,446	1,905
Loans:
Commercial loans	699,919	674,994	699,717	665,669
Consumer loans	141,335	127,208	140,421	127,065
Mortgage loans	43,979	45,155	45,714	44,810
Total loans	$885,233	$847,357	$885,852	$837,544

Interest-earning assets	$1,150,128	$1,060,683	$1,140,527	$1,044,247

Goodwill and intangible assets	44,329	43,194	44,414	43,165
Total assets	1,256,512	1,163,502	1,245,992	1,147,054

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	106,362	106,735	105,905	105,017

Interest bearing deposits:
NOW, money market and savings	351,272	327,056	335,782	321,601
Time deposits	479,449	333,455	474,261	325,115
Total Interest-Bearing Deposits	830,721	660,511	810,043	646,716

Total deposits	$937,083	$767,246	$915,948	$751,733

Short term borrowings	$253	$73,757	$5,057	$79,037
Securities sold under agreements to repurchase	125,003	123,911	122,268	117,530

Long-term debt	41,925	60,000	50,498	59,698
Junior subordinated debt	19,807	20,037	19,760	20,133

Interest-bearing liabilities	1,017,709	938,216	1,007,626	923,114

Shareholders’ equity	$124,636	$108,088	$123,958	$108,153

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	(unaudited)		(unaudited)
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Interest income	$15,313	$16,348	$30,854	$33,135
Interest expense	7,046	7,288	14,100	15,470
Net interest income	8,267	9,060	16,754	17,665
Provision for loan losses	4,300	1,650	5,125	2,060
Net Interest Income after provision for loan losses	3,967	7,410	11,629	15,605

Customer service fees	596	676	1,254	1,296
Mortgage banking activities	408	342	675	665
Commissions and fees from insurance sales	3,036	2,787	5,994	5,471
Brokerage and investment advisory commissions and fees	152	227	482	464
Earnings on investment in life insurance	108	164	184	332
Other income	550	478	1,620	935
Securities gains, net	(196)	61	(37)	202
Total non-interest income	4,654	4,735	10,172	9,365

Salaries and employee benefits	5,754	5,398	11,442	11,128
Occupancy expense	881	1,069	1,950	2,198
Furniture and equipment expense	634	673	1,240	1,345
Other operating expense	4,298	3,373	8,214	6,929
Total non-interest expense	11,567	10,513	22,846	21,600
(Loss) Income before income taxes	(2,946)	1,632	(1,045)	3,370
Income taxes	(1,361)	164	(1,069)	343
Net (loss) income	$(1,585)	$1,468	$24	$3,027

Per Common Share Data:
Basic average shares outstanding	5,791,023	5,692,377	5,763,548	5,682,890
Diluted average shares outstanding	5,791,023	5,705,042	5,763,648	5,696,650
Basic (loss) earnings per common share	$(0.35)	$0.26	$(0.14)	$0.53
Diluted (loss) earnings per common share	(0.35)	0.26	(0.14)	0.53
Cash dividends per common share	0.10	0.20	0.20	0.40

Profitability Ratios:
Return on average assets	-0.51%	0.51%	0.00%	0.53%
Return on average shareholders’ equity	-5.10%	5.46%	0.04%	5.63%
Return on average tangible equity (equity less goodwill and intangible assets)	-7.92%	9.10%	0.06%	9.37%
Net interest margin (fully taxable equivalent)	3.03%	3.58%	3.11%	3.55%
Effective tax rate	46.20%	10.05%	102.30%	10.18%

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	June 30,	June 30,
	2009	2008
Assets
Cash and due from banks	$20,685	$27,768
Fed funds sold	19,950	—
Interest-bearing deposits in banks	342	341
Total cash and cash equivalents	40,977	28,109

Mortgage loans held for sale	5,888	827
Securities available for sale	234,822	208,262
Securities held to maturity	3,048	3,068
Loans, net of allowance for loan losses 6/2009 - $12,029; 6/2008 - $7,862	875,207	859,797
Premises and equipment, net	6,408	6,768
Identifiable intangible assets	4,491	3,592
Goodwill	39,731	39,509
Bank owned life insurance	18,737	18,189
Other assets	27,434	20,977
Total assets	$1,256,743	$1,189,098

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$111,231	$111,140
Interest bearing	836,683	668,300
Total deposits	947,914	779,440
Securities sold under agreements to repurchase	124,875	130,615
Federal funds purchased	—	82,746
Long-term debt	35,000	60,000
Junior subordinated debt, at fair value	19,989	20,159
Other liabilities	8,171	12,474
Total liabilities	1,135,949	1,085,434

Shareholders’ Equity
Preferred stock: $0.01 par value; authorized 1,000,000 shares; $1,000 liquidation preference per share; 25,000 shares issued at June 30, 2009 and no shares issued at June 30, 2008	22,892	—
Common stock, $5.00 par value ; Authorized 20,000,000 shares; 5,804,684 shares issued at June 30, 2009 and 5,762,380 shares issued at June 30, 2008	29,024	28,812
Stock Warrants	2,307	—
Surplus	63,654	64,167
Retained earnings	12,341	17,789
Accumulated other comprehensive loss	(9,233)	(5,619)
Treasury stock; 10,484 shares at June 30, 2009 and 68,354 shares at June 30, 2008, at cost	(191)	(1,485)
Total shareholders’ equity	120,794	103,664
Total liabilities and shareholders’ equity	$1,256,743	$1,189,098

SELECTED HIGHLIGHTS

Common Stock (VIST)
Cash Dividends Declared
March 2008		$0.20
June 2008		$0.20
October 2008		$0.10
January 2009		$0.10
April 2009		$0.10

Common Stock (VIST)
Quarterly Closing Price
12/31/2007		$17.85
03/31/2008		$17.77
06/30/2008		$14.23
09/30/2008		$12.00
12/31/2008		$7.73
03/31/2009		$7.00
06/30/2009		$6.61

VIST FINANCIAL CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest Income
Interest and fees on loans	$12,261	$13,515	$24,603	$27,625
Interest on securities:
Taxable	2,709	2,432	5,579	4,686
Tax-exempt	305	218	591	431
Dividend income	33	178	72	384
Interest on federal funds sold	5	—	8	—
Other interest income	—	5	1	9
Total interest income	15,313	16,348	30,854	33,135

Interest Expense
Interest on deposits	5,172	5,014	10,326	10,517
Interest on short-term borrowings	—	429	17	1,150
Interest on securities sold under agreements to repurchase	1,100	895	2,163	1,849
Interest on long-term debt	412	604	917	1,203
Interest on junior subordinated debt	362	346	677	751
Total interest expense	7,046	7,288	14,100	15,470

Net interest income	8,267	9,060	16,754	17,665
Provision for loan losses	4,300	1,650	5,125	2,060
Net interest income after provision for loan losses	3,967	7,410	11,629	15,605

Other income:
Customer service fees	596	676	1,254	1,296
Mortgage banking activities, net	408	342	675	665
Commissions and fees from insurance sales	3,036	2,787	5,994	5,471
Broker and investment advisory commissions and fees	152	227	482	464
Earnings on investment in life insurance	108	164	184	332
Gain on sale of loans	—	24	—	47
Gain on sales of securities	(196)	61	(37)	202
Other income	550	454	1,620	888
Total other income	4,654	4,735	10,172	9,365

Other expense:
Salaries and employee benefits	5,754	5,398	11,442	11,128
Occupancy expense	881	1,069	1,950	2,198
Furniture and equipment expense	634	673	1,240	1,345
Marketing and advertising expense	335	479	605	1,136
Identifiable intangible amortization	171	150	342	300
Professional services	482	543	1,374	1,078
Outside processing expense	1,086	812	2,037	1,632
Insurance expense	984	274	1,428	545
Other expense	1,240	1,115	2,428	2,238
Total other expense	11,567	10,513	22,846	21,600

(Loss) Income before income taxes	(2,946)	1,632	(1,045)	3,370
Income taxes	(1,361)	164	(1,069)	343
Net (loss) income	$(1,585)	$1,468	$24	$3,027

Per Common Share Data
Average shares outstanding	5,791,023	5,692,377	5,763,548	5,682,890
Basic (loss) earnings per common share	$(0.35)	$0.26	$(0.14)	$0.53
Average shares outstanding for diluted earnings per share	5,791,023	5,705,042	5,763,648	5,696,650
Diluted (loss) earnings per common share	$(0.35)	$0.26	$(0.14)	$0.53
Cash dividends declared per common share	$0.10	$0.20	$0.20	$0.40